Exhibit 10.19

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

MEMORANDUM OF AGREEMENT Dated June 1, 2012

Adapted from the:

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships adopted by the Baltic and International Maritime Council (BIMCO) in 1956, code-name

SALEFORM 1993

Revised 1966, 1983 and 1986/7.

[*]

hereinafter called the “Seller”, has agreed to sell, and

[*]

hereinafter called the “Buyer”, has agreed to buy

Name: [*]

Classification Society/Class: [*]

Built: [*]	By: [*]

Flag: [*]	Place of Registration: [*]

Call Sign: [*]	Grt/Nrt: [*]

IMO Number: [*]

hereinafter called the “Vessel”, on the following terms and conditions:

Definitions

“Bareboat Charter” means the Bareboat Charter by and between the Seller and the Charterer dated [*].

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“BMA” refers to the Bahamas Maritime Authority.

“Charterer” refers to [*].

“In writing” or “written” means a letter handed over from the Seller to the Buyer or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

“CAAS” refers to [*].

“Closing Date” means May 31, 2012 or such other date as may be agreed in writing by the Parties.

“General Assignment” means that certain General Assignment dated on or about [*], by and between the Seller, the Charterer and CAAS.

“Norwegian Group” refers to NCL Corporation Ltd. and its subsidiaries.

“Mortgage” means that certain mortgage in respect of the Vessel executed and presently registered in favour of CAAS.

“Party” refers to each or either of the Seller and the Buyer.

“Parties” refers to collectively the Seller and the Buyer.

“Purchase Option” refers to the purchase option referred to and defined in Part I Clause 7(f) of the Bareboat Charter.

“Seller’s Account” means such bank account(s) as the Seller may designate and notify to the Buyer from time to time by not less than 5 Banking days written notice.

“Stipulated Time and Date” refers to (i) [*] (London time) or (ii) such other time and date as may be agreed in writing by the Parties.

“Transaction” refers to the purchase of the Vessel by the Buyer from the Seller.

1.	Purchase Price

[*] provided that if the Closing Date is rescheduled by the written agreement of the Parties so that it falls on a date other than [*], the Purchase Price shall be adjusted to conform (on a pro-rata time basis) to Appendix 1 of the Bareboat Charter and all payments under this Agreement shall be adjusted accordingly to reflect the then due amounts.

2.	~~Deposit~~ [Deleted]

~~As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within    banking days from the date of this Agreement. This deposit shall be placed with~~

~~and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the~~ Buyers.

3.	Payment

The ~~said~~ Purchase Price shall be payable as follows:

1) the sum of [*] shall be paid ~~in full free of bank charges~~ to the Seller’s Account upon delivery on the Closing Date.

2) thererafter,

a) In the event that an initial public offering (the “IPO”) is effectuated and consummated by Norwegian Cruise Line Holdings Ltd. (the “IPO Issuer”) on or before [*] (the “IPO Effective Date”), the following shall apply:

(i) The Buyer shall pay to the Seller the sum of [*] of the Purchase Price within fourteen (14) days after the IPO Effective Date, plus interest which shall accrue at the rate of [*] per annum. Such interest payments shall be paid semi annually beginning six (6) months from the Closing Date. For the avoidance of doubt, in the event that an IPO is effectuated and consummated by the IPO Issuer, the Buyer shall pay all accrued and unpaid interest within fourteen (14) days after the IPO Effective Date; and

(ii) The Buyer shall pay the balance of [*] of the Purchase Price in seven (7) equal principal instalments plus interest which shall accrue at the rate of [*] per annum. Such interest payments shall be paid semi annually beginning six (6) months from the Closing Date, Further, the principal instalment payments will be paid beginning on the one (1) year anniversary of the Closing Date and every six (6) months thereafter.

b) In the event that an IPO is not effectuated and consummated by the IPO Issuer in accordance with Sub-clause a) above, the following shall apply:

The Buyer shall pay [*] of the Purchase Price in seven (7) equal principal instalment payments beginning on the one (1) year anniversary of the Closing Date and every six (6) months thereafter. Interest on the aforesaid sum of [*] shall be calculated as follows: (A) [*] shall accrue interest at the rate of [*] per annum and (B) the remainder of the [*] (i.e. [*]) shall accrue interest at the rate of [*] per annum. Interest payments shall be paid semi annually beginning six (6) months from the Closing Date. For interest calculation purposes, principal payments (including any prepayments) will first be applied to the [*] portion of the Purchase Price.

c) All payments by the Buyer to the Seller under this Agreement shall be made to the Seller’s Account and on a Banking day. Each payment will be made free and clear of any charges applied by the remitting bank used by the Buyer but subject to any charges applied by the Seller’s receiving bank or that bank’s US correspondent bank. The Parties will consult with each other and use their respective reasonable efforts to avoid or minimise bank charges applied to payments under this Agreement. If the due date for any payment falls on a day which is not a Banking day, the payment shall fall due and be made on the next following Banking day provided this falls in the same calendar month. If it does not, the payment shall fall due and be made on the immediately preceding Banking day.

d) If the Buyer is required to make any deduction in respect of any tax or duties (including withholding tax of any kind) in making any payment to the Seller under this Agreement, the Buyer shall as soon as possible upon knowing of such facts inform the Seller in writing. The Buyer undertakes to comply with the applicable laws in making the relevant deduction and shall provide the Seller with such written documentation in connection therewith as the Seller may reasonably require.

~~on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.~~

4. ~~Inspections~~ Conditions

a) Completion of the Transaction is subject to the satisfaction or waiver of the following conditions (the “Conditions”) by the Stipulated Time and Date:

(i) the Norwegian Group obtaining unanimous approval of all required lenders under its existing credit facilities to enable completion of the sale and purchase of the Vessel under and in accordance with this Agreement; and

(ii) the Seller obtaining from its existing lenders in respect of the Vessel all necessary approvals and actions to enable completion of the sale and purchase of the Vessel under and in accordance with this Agreement, including, among other actions, on or prior to the Closing Date the discharge, deletion and release of the Mortgage, the General Assignment and all other security documents executed in connection with or in respect of the Vessel, its earnings, insurances and requisition compensation, and the discharge, re-assignment and (as the case may be) release or termination of the assignments and undertakings given and made by the Charterer in favour of the Seller’s lenders in respect of the Vessel.

b) If any of the Conditions are neither satisfied nor waived by the Stipulated Time and Date, this Agreement shall terminate and cease to have effect immediately after such time and date thereof except for:

(i) the provisions set out in Clause 4 c) below; and

(ii) any rights or liabilities that have accrued under this Agreement before its termination.

c) Clauses 10, 16, 19(ii) and 20 to 22 shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions and the subsequent termination of this Agreement under Clause 4 b) above.

d) Each Party shall use all reasonable endeavours (so far as lies within its respective powers) to procure that the Conditions are satisfied as soon as possible and in any event no later than the Stipulated Time and Date.

e) The Seller may, to such extent as it thinks fit and is legally entitled to do so, waive in whole or in part any of the Conditions in Clause 4 a)(ii) above by written notice to the Buyer. The Buyer may, to such extent as it thinks fit and is legally entitled to do so, waive in whole or in part any of the Conditions in Clause 4 a)(i) by written notice to the Seller.

f) The Charterer confirms, upon satisfaction or waiver of the Conditions (defined in this Clause 4 a) above), that the Buyer shall be considered to have exercised the rights under the Purchase Option (as defined in Part I Clause 7(f) of the Bareboat Charter) to purchase the Vessel in accordance with the terms of this Agreement. For the avoidance of any doubt, each of the Parties and the Charterer waives the notice requirements set forth in Part I Clause 7(f)(i) of the Bareboat Charter.

~~a)*~~	~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in on~~

~~and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*~~	~~4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~

5.	~~Notices,~~ Time and place of delivery

a) The Vessel shall be delivered on the Closing Date subject to:

(i) satisfaction or waiver of all the Conditions;

(ii) the fulfilment by each Party of all of its respective obligations regarding completion set forth in Clauses 3, 8, 9, 17, and 18 (except those which are expressly to be performed after the Closing Date) and Addendum No. 1; and

(iii) the issue of standard legal opinions confirming the due execution, validity and enforceability of the Security Documents (as defined in Clause 18 below) and the security created thereunder; and~~The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall~~

~~provide the Buyers with     ,     , and      days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place~~

~~of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~

b) The Vessel shall be delivered at a safe port (other than a port within the United States of America) or, in the Buyer’s option, whilst in service at sea (other than within the waters of the United States of America). ~~The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or~~

          ~~anchorage at/in~~

c) Upon delivery of the Vessel, the Parties shall execute a Protocol of Delivery and Acceptance (in duplicate), confirming the date, time and place of delivery of the Vessel.

d) Should the Vessel become an actual, constructive or compromised total loss before delivery, this Agreement shall terminate and cease to have effect immediately without liability on the part of either Party, except for Clauses 10, 16, 19(ii) and 20 to 22 which shall continue to have effect and except for any rights or liabilities that have accrued under this Agreement before its termination.

~~in the Sellers’ option.~~

~~Expected time of delivery:~~

~~Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14):~~

~~c)~~	~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.~~

~~If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.~~

~~d)~~	~~Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.~~

6.	~~Drydocking/Divers Inspection~~ [Deleted]

~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~b)**~~	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall~~

~~have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line~~

~~are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the~~

~~Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~

~~*~~	~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~
~~**~~	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~

~~alternative 6 a) to apply.~~

7.	Spares/bunkers, etc.

The Seller shall deliver the Vessel to the Buyer with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel ~~at the time of inspection~~ used or unused, whether on board or not shall become the Buyer’s property.

The Seller is not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyer. The radio installation and navigational equipment shall be included in the sale without extra payment. Unused stores and provisions shall be included in the sale and be taken over by the Buyer without extra payment.

Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): Not applicable.

The Buyer shall take over all remaining bunkers and unused lubricating oils at no additional cost. ~~and pay the current net market price (excluding barging expenses) at the port and date~~

~~of delivery of the Vessel.~~

8.	Documentation

The place of closing: At the BMA’s office in London, or such other place as the Parties may agree in writing.

~~In exchange for payment of the Purchase Price~~ Upon delivery, each Party shall furnish the ~~Buyers~~ other Party with the relevant delivery documents referred to ~~namely:~~in Addendum No. 1.

~~a)~~	~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of~~

~~Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the~~

~~Buyers.~~

At the time of delivery ~~the Sellers shall hand to~~ the Buyer shall confirm that it is already in possession of the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyer unless the Seller is required to retain same, in which case the Buyer to have the right to take copies. Other technical documentation which may be in the Seller’s possession shall be promptly forwarded to the Buyer at its expense, if the Buyer so requests.

9.	Encumbrances

The Seller warrants that the Vessel, at the time of delivery, is free from the Mortgage, the General Assignment ~~charters~~ and all other encumbrances and ~~and maritime~~ liens, and any debts or claims, ~~any other debts whatsoever~~ created or caused by the Seller but not (for the avoidance of doubt) any encumbrance, lien or debt for which the Charterer is responsible under the Bareboat Charter. ~~The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.~~

Except as to its obligations pursuant to Clauses 8, 9 and 17 and in respect of the delivery documents to be provided by them under Addendum No. 1, the Seller makes no representation, warranty or other undertaking whatsoever in relation to the sale of the Vessel. Without affecting the generality of the above and for the avoidance of any doubt:

(i) the Seller makes no representation nor warranty in connection with the condition of the Vessel, either at the time of this Agreement or at the time of delivery; and

(ii) the Seller makes no undertaking to deliver any certificate of the Vessel except those required under Addendum No. 1.

10.	Taxes, etc.

Any taxes, fees and expenses (including reasonable attorneys’ fees) in connection with ~~the purchase and~~ arranging of registration of the change in ownership of the Vessel ~~under the Buyers’ flag~~ after delivery of the Vessel on the Closing Date and any cost (including reasonable attorneys’ fees) in connection with the preparation, negotiation, conclusion, execution and registration of the Security Documents (and the security interest thereunder), including the cost of any legal opinions in connection with the foregoing shall be for the Buyer’s account.~~, whereas similar charges in connection with the closing of the Sellers~~’

~~register shall be for the Sellers’ account.~~

Each Party shall bear its own cost (including attorneys’ fees) in connection with the preparation, negotiation, conclusion and execution of this Agreement.

11.	Condition on delivery

Subject to Clauses 5, 8, 9, 17 and Addendum No. 1, the Vessel shall be delivered on an “as is, where is” basis.

~~The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*,~~

~~free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and~~

~~unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.~~

~~“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over~~

~~without inspection, the date of this Agreement shall be the relevant date.~~

~~*~~	~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

12.	~~Name/markings~~[Deleted]

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~

13.	Buyer’s default

If, due to the fault of the Buyer (including, without limitation, its wrongful failure to pay the portion of the Purchase Price payable on the Closing Date pursuant to Clause 3 above) completion cannot take place on the Closing Date, the Seller shall have the right to cancel this Agreement and be entitled to claim compensation for all costs and expenses reasonably incurred by it in connection with this Agreement.

~~Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

~~Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the~~

~~Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.~~

14.	Seller’s default

If, due to the fault of the Seller (including, without limitation, its wrongful failure to provide clean title to the Vessel) completion cannot take place on the Closing Date, the Buyer shall have the right to cancel this Agreement and be entitled to claim compensation for all costs and expenses reasonably incurred by it in connection with this Agreement.

~~Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.~~

~~Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven~~

~~negligence and whether or not the Buyers cancel this Agreement.~~

15.	~~Buyers’ representatives~~ [Deleted]

~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at          on or about~~

~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.~~

16.	Arbitration

a)* This Agreement and the legal relations among the Parties ~~Agreement~~ shall be governed by and construed in accordance with laws of England and Wales.~~English law~~ and any dispute arising under, out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 ~~Acts 1950 and 1979~~ or any statutory modification or re-enactment thereof save to the extent necessary to give effect to this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association Terms current at the time when the arbitration proceedings are commenced. The reference shall be to a panel of three arbitrators, unless the Parties agree in writing on a single arbitrator, no member of which shall have any interest in or with any of the Parties. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send written notice of such appointment to the other Party requiring the other Party to appoint its arbitrator within 14 days of that notice and stating that it will appoint its own arbitrator as sole arbitrator unless the other Party appoints its arbitrator within 14 days so specified. If the other Party does not appoint its own arbitrator and give written notice to the other Party that it has done so within the 14 days specified, the Party referring the dispute may, without the need for any further notice to the other Party, appoint its arbitrator as the sole arbitrator and shall notify the other Party in writing accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement. In the event of either Party using an attorney or attorneys, the prevailing Party shall be entitled to receive payment of all reasonable and properly documented legal costs and expenses.

~~for the time being in force, one arbitrator being appointed by each~~

~~party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.~~

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of~~

~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~

~~Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at~~

            ~~, subject to the procedures applicable there.~~

~~The laws of          shall govern this Agreement.~~

~~*~~	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

17.	On or before the Closing Date, the Seller agrees to satisfy all of its obligations under the Mortgage and the General Assignment and to provide the Buyer with such written evidence as it may reasonably require to show the discharge, deletion and release of all security documents executed in connection with or in respect of the Vessel, its earnings, insurances and requisition compensation, including the discharge, re-assignment and (as the case may be) the release or termination of the assignments and undertakings given and made by the Charterer in favour of the Seller’s lenders in respect of the Vessel.

18.	Buyer’s obligations regarding completion (security documents)

(i)	To secure the payment of the outstanding Purchase Price payable after the Closing Date and the interest thereon as per the terms of this Agreement and other obligations of the Buyer in connection with the Transaction, the Buyer shall execute and deliver, and shall procure the relevant persons to execute and deliver, on or before the Closing Date, the following documents (the “Security Documents”) each in the form to be agreed in writing by the Parties as soon as reasonably practicable after this Agreement has been signed on behalf of the Parties:

(a)	[*];

(b)	[*];

(c)	[*].

(ii)	Concerning the priority of the security to be created by the Security Documents, the Parties agree that:

(a)	if the Buyer shall require financing for the Vessel and if the Buyer’s financiers shall require a ship mortgage and an assignment of the earnings, insurances and requisition compensation of the Vessel as security, the Buyer undertakes that the Security Documents shall rank immediately after the securities executed by the Buyer in favour of its financiers for the Vessel. In any such case, the Seller agrees that it will enter into such standard co-ordination and subordination documentation as the Buyer’s financiers may reasonably require; or

(b)	in any other cases, the Buyer undertakes that the Security Documents shall render first priority security in favour of the Seller.

(iii)	The Buyer further undertakes that:

(a)	the Vessel shall not change her flag of Bahamas before payment in full of the Purchase Price and other sums payable by the Buyer under this Agreement;

(b)	the Buyer shall effect registration of change of ownership at the BMA immediately after completion of the Transaction on the Closing Date;

(c)	each Party (acting reasonably) shall give the other Party all necessary assistance to effect the change of ownership and registration of the Security Documents with all relevant authorities (including the BMA and the companies registries affecting the Buyer) immediately after completion of the Transaction on the Closing Date. In addition, the Buyer shall obtain standard legal opinions confirming the due execution, validity and enforceability of the Security Documents and the security created thereunder; and

(d)	the Buyer shall be in compliance with the Security Documents and there shall be no breach or default under the Security Documents on the Closing Date.

19.	Termination of the Bareboat Charter

(i)	The Bareboat Charter shall continue to have effect until completion of the Transaction on the Closing Date, whereupon the Bareboat Charter shall terminate without further rights and liability on the part of the Charterer and the Seller (save as to any rights, liabilities and obligations incurred/arising before the delivery of the Vessel on the Closing Date).

(ii)	If this Agreement is terminated for any reason, the Bareboat Charter shall continue to be in full force and effect, notwithstanding any rights that may have accrued to any Party under this Agreement immediately before its termination.

20,	Confidentiality

All information about a Party or any of its respective parent, subsidiary, affiliated, related or joint venture companies, customers, operations and the like, shall be treated as “Confidential Information” by the other Party and the receiving Party will not provide the same to any third party without the prior written consent of the disclosing Party during or after expiry of the Bareboat Charter and after the expiration or termination of this Agreement. The Parties shall also treat the terms and conditions of this Agreement as Confidential Information; provided, however, it is expressly agreed that nothing in this Clause 26 shall prohibit either Party from disclosing this Agreement to its lenders or legal advisors nor shall it prohibit either Party or NCL Corporation Ltd., Norwegian Cruise Line Holdings Ltd. or Genting Hong Kong Limited from disclosing any Confidential Information that it is required to disclose by law or the rules or regulations of any stock exchange or similar body.

With respect to Confidential Information received by a Party, such Confidential Information: (i) shall be held in confidence and protected in accordance with the security measures with which such receiving Party protects its own proprietary or confidential information which it does not wish to disclose; (ii) shall be used by such receiving Party only to perform its responsibilities under this Agreement; (iii) shall not be produced or copied, in whole or in part, except as necessary for its authorised use under this Agreement; (iv) shall be returned to the disclosing Party upon request, or destroyed, together with all copies, when it is no longer needed or upon termination or expiration of this Agreement; and (v) shall not be provided to any third parties except upon the prior written consent of the disclosing Party.

21.	Notices

All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (i) in person, (ii) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (iii) by a generally recognised overnight courier service which provides written acknowledgment by the addressee of receipt, or (iv) by facsimile or other generally accepted means of electronic transmission, addressed as set forth below or to such other addresses as may be specified by like notice to the Charterer to the Seller:

a) If to the Charterer:

[*]

b) If to the Buyer:

[*]

c) If to the Seller:

[*]

22.	Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Authorised Signatures

The Seller		The Buyer

[*]		[*]

By:	[*]	By:	[*]

Title:	[*]	Title:	[*]

Acknowledged and confirmed by: The Charterer

[*]

By:	[*]

Title:	[*]

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Addendum No. 1

To

Memorandum of Agreement

Dated June 1, 2012 (the “MOA”)

between

[*] (the “Seller”)

and

[*] (the “Buyer”)

for

[*] (the “Vessel”)

This Addendum No. 1 dated June 1, 2012 entered into between the Seller and the Buyer is supplemental to the MOA.

NOW IT IS HEREBY AGREED as follows:-

1.	LIST OF DOCUMENTS TO BE PROVIDED BY THE SELLER AND THE BUYER AT CLOSING

1.1	Upon delivery of the Vessel, the Seller shall provide the Buyer with the following documents:

1.1.1	Two (2) original Bills of Sale in Bahamas Form R209 each duly attested under company seal, executed by the Seller and notarized in form and manner acceptable for recording with the BMA, evidencing the transfer of all shares in the Vessel and her boats and appurtenances to the Buyer free from all mortgages, other encumbrances and liens, and any debts or claims, created or caused by the Seller.

1.1.2	An original Transcript of Registry or Non Encumbrance Certificate issued by the BMA prior to the date of delivery of the Vessel certifying that (i) the Seller is the sole registered owner of the Vessel, and (ii) there are no mortgages or other encumbrances registered against the Vessel.

1.1.3	Three (3) originals of the commercial invoice, each duly signed by the Seller, stating the main particulars and the Purchase Price of the Vessel.

1.1.4	A copy, each certified as true and complete copy of its original by a director of the Seller, of (i) the Certificate of Incorporation and (ii) the Memorandum and Articles of Incorporation (or their equivalent) of the Seller.

1.1.5	An original director’s certificate containing a list of the current directors and the secretary of the Seller, duly signed by a director of the Seller.

1.1.6	Original Power(s) of Attorney duly attested under company seal and executed by the Seller and notarized in form and manner acceptable to the BMA, authorizing the Seller’s appointed representatives in connection with the sale and delivery of the Vessel to the Buyer under and in accordance with the MOA: (i) to execute and deliver all necessary documents including, without limitation, the MOA, the Bills of Sale, the Protocols of Delivery and Acceptance and the other documents referred to in the MOA and this Addendum and, where necessary, to arrange for documents to be notarized or otherwise authenticated in form and manner acceptable to the BMA; (ii) to procure the discharge, deletion, re-assignment, release and termination of the Mortgage, the General Assignment and other security documents executed in connection with or in respect of the Vessel, its earnings, insurances and requisition compensation; (iii) to attend the documentary closing referred to in the MOA, (iv) to effect physical delivery of the Vessel and the documents to be delivered by the Seller at or before delivery; and (v) to take all other necessary action in connection with the sale and delivery of the Vessel to the Buyer under and in accordance with the MOA.

1.1.7	A copy, certified as true and complete copy of its original by a director of the Seller, of Written Resolutions or Minutes of Meetings of the Board of Directors of the Seller approving the sale and delivery of the Vessel to the Buyer under and in accordance with the MOA and authorizing the issuance of Power(s) of Attorney (item 1.1.6 above) and the execution (and the notarization and/or other necessary authentication) of all relevant delivery related documents.

1.1.8	Two (2) originals of the Protocol of Delivery and Acceptance referred to in the MOA.

1.1.9	Such other documents as may be reasonably required by the Buyer for the purpose of: (i) registering the Vessel with the BMA in the ownership of the Buyer; and (ii) registering the Security Documents with the BMA and other relevant registries.

The Seller shall provide the Buyer with copies and/or drafts of all of the documents listed above (save for items 1.1.2) for review at least 5 days before the date of delivery.

1.2	The Buyer shall provide the Seller with the following documents at the time of delivery:-

1.2.1	Copies, certified as true and complete copies of their originals by a Director of the Buyer, of (i) the Certificate of Incorporation and (ii) the Memorandum and Articles of Incorporation (or their equivalent) of the Buyer.

1.2.2	Original certificate of incumbency confirming the identity of the current directors and officers of the Buyer, duly signed by a director or the registered agent of the Buyer.

1.2.3	Original certificate of good standing of the Buyer (or equivalent document) dated no more than 5 days before the date of delivery.

1.2.4	Original Power(s) of Attorney duly attested under company seal and executed by the Buyer and notarized in form and manner acceptable to the BMA, authorizing the Buyer’s appointed representatives in connection with the purchase and delivery of the Vessel from the Seller under and in accordance with the MOA: (i) to execute and deliver all necessary documents including, without limitation, release letters relating to payment of the Purchase Price of the Vessel, the Protocol of Delivery and Acceptance and the Security Documents referred to in the MOA and, where necessary, to arrange for the documents to be notarized or otherwise authenticated in form and manner acceptable to the BMA; (ii) to attend the documentary closing referred to in the MOA; (iii) to accept physical delivery of the Vessel and the documents to be delivered by the Seller at or before delivery; and (iv) to take all other necessary action in connection with the purchase and acceptance of the Vessel from the Seller under and in accordance with the MOA and for effecting the registration (as applicable) with the BMA of the ownership of the Buyer and the Security Documents in favour of the Seller.

1.2.5	Copy, certified as true and complete copy of its original by a Director of the Buyer, of Written Resolutions or Minutes of a Meeting of the Board of Directors of the Buyer approving the purchase and acceptance of the Vessel from the Seller under and in accordance with the MOA and authorizing the issuance of Power(s) of Attorney (item 1.2.4 above) and the execution (and the notarization and/or other necessary authentication) of all relevant delivery related documents.

The Buyer shall provide the Seller with copies and/or drafts of all of the documents listed above at least 5 days before the date of delivery.

2.	OTHER PROVISIONS

2.1	Words and expressions defined in the MOA shall, unless the context otherwise requires, have the same meaning when used herein.

2.2	Except as is otherwise provided for herein, the terms and conditions of the MOA shall remain in full force and effect.

2.3	This Addendum No. 1 shall be governed by and construed in accordance with English law and Clause 16 of the MOA shall apply to this Addendum No. 1 as if set out herein in full (mutatis mutandis).

2.4	This Addendum No. 1 may be executed in counterpart, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Authorized Signatories

The Seller

For and on behalf of

[*]

/s/ [*]
Name: [*] Title: [*]

The Buyer

For and on behalf of

[*]

/s/ [*]
Name: [*] Title: [*]